AN IMPORTANT NOTICE TO THE SHAREHOLDERS OF
MERRILL LYNCH INTERNATIONAL EQUITY FUND

As a shareholder of Merrill Lynch International Equity Fund (the “Fund”), you are being asked to consider a transaction in which Merrill Lynch International Value Fund (“International Value”), a series of Mercury Funds II, will acquire the Fund (the “Reorganization”). The following chart outlines the Reorganization structure.

Surviving Fund	Acquired Fund
Merrill Lynch International Value Fund	Merrill Lynch International Equity Fund

On July 28, 2004, the Fund will hold a Special Meeting of Shareholders for the purpose of considering the Reorganization. A combined proxy statement and prospectus, which provides information about the proposed Reorganization and about each Fund, is enclosed along with a Question and Answer sheet that addresses frequently asked questions.

You are being asked to approve the Agreement and Plan of Reorganization pursuant to which International Value will acquire substantially all of the assets and will assume substantially all of the liabilities of the Fund and will simultaneously distribute to the Fund newly issued shares of International Value. Such shares will then be distributed on a proportionate basis to the shareholders of the Fund. The shares of International Value that you receive will be the same class as the shares you held in the Fund before the Reorganization. When the Reorganization is completed, the Fund will terminate.

The Board of Trustees of the Fund has reviewed the proposed Reorganization and recommends that you vote FOR the proposed Reorganization after carefully reviewing the enclosed materials.

Your vote is important. Please take a moment now to sign, date and return your proxy card in the enclosed postage paid return envelope. If you have been provided with the opportunity on your proxy card or voting instruction form to provide voting instructions via telephone or the Internet, you may take advantage of these voting options. If we do not hear from you, you may receive a telephone call from our proxy solicitor, Georgeson Shareholder, reminding you to vote your shares.

In this Question and Answer Sheet, we will refer to Merrill Lynch International Equity Fund as “International Equity” and Merrill Lynch International Value Fund as “International Value.”

Q.	Why am I receiving this proxy statement?

A.

As a shareholder of International Equity you are being asked to consider a transaction in which International Value will essentially acquire International Equity. This transaction is referred to in this Question and Answer sheet as the “Reorganization.” The Reorganization requires the approval of International Equity’s shareholders.

Q.	Who is receiving this proxy statement?

A.	The shareholders of International Equity are receiving this proxy statement. The Reorganization does not require the vote of shareholders of International Value.

Q.	Will there be a Shareholders’ Meeting?

A.	Yes. A Shareholders’ Meeting for International Equity will be held on Wednesday, July 28, 2004, at 800 Scudders Mill Road, Plainsboro, New Jersey at 9:00 a.m. Eastern time.

Q.	Which Fund will be the Surviving Fund and which Fund will be the Acquired Fund in the Reorganization?

A.	International Value will be the Surviving Fund. International Equity will be the Acquired Fund.

Q.	Will the Reorganization change my privileges as a shareholder?

A.

Your rights as a shareholder will not change in any substantial way as a result of the Reorganization. In addition, the shareholder services available to you after the Reorganization will be substantially the same as the shareholder services currently available to you.

Q.	How will the Reorganization benefit shareholders?

A.	Shareholders should consider the following:

•	After the Reorganization, International Equity’s shareholders will be invested in a fund with an increased level of net assets with similar, although not identical, investment objectives and strategies

•	After the Reorganization, shareholders in the Surviving Fund are expected to experience:

	greater flexibility in portfolio management

	a lower operating expense ratio (the ratio of operating expenses to total fund assets) than prior to the Reorganization

Q.	How does International Value differ from International Equity?

A.

International Value and International Equity have similar, although not identical, investment objectives and strategies. The main differences in investment strategy between International Equity and International Value are: (i) International Value seeks income as a primary objective while International Equity seeks income only as a secondary objective. For this reason, International Value generally invests a greater portion of its assets in dividend paying equity securities than does International Equity; (ii) International Value follows a value investing style that is expected to perform best during periods of economic recovery while International Equity chooses investments using a combination of top down and bottom up investing styles, although it chooses individual securities within a country primarily using a “bottom up” style emphasizing those securities that Fund management believes are undervalued; and (iii) International Equity may invest a portion of its assets in debt securities rated below investment grade by one or more nationally recognized rating agencies (“junk bonds”) while International Value does not invest in junk bonds.

Q.	Will the Reorganization affect the value of my investment?

A.	The value of your investment will not change.

Q.	As an owner of shares of International Equity, will I own the same class of shares of International Value after the Reorganization as I currently own?

A.

Yes. The shares of International Value you receive in the Reorganization will be the same class as the shares you currently own in International Equity. For example, if you own Class A shares of International Equity, you will receive Class A shares of International Value as a result of the Reorganization.

Q.	As an owner of shares of International Equity, will I own the same number of shares of International Value after the Reorganization as I currently own?

A.

No. You will receive shares of International Value with the same aggregate net asset value as the shares of International Equity you own on the business day prior to the closing date of the Reorganization (the “Valuation Date”). The number of shares you receive will depend on the relative net asset value of the shares of the two Funds on that date. For example, let us assume that you own 10 Class A shares of International Equity. If the net asset value of that Fund’s Class A shares on the Valuation Date is $6 per share, and the net asset value of the Class A shares of International Value on the Valuation Date is $12 per share, you will receive 5 Class A shares of International Value in the Reorganization. The aggregate net asset value of your investment will not change. (10

International Equity Class A shares x $6 = $60; 5 International Value Class A shares x $12 = $60).

Thus, if on the Valuation Date the net asset value of the shares of International Value is higher than the net asset value of the shares of International Equity, you will receive fewer shares of International Value in the Reorganization than you held in International Equity before the Reorganization. On the other hand, if the net asset value of the shares of International Value is lower than the net asset value of the shares of International Equity, you will receive a greater number of shares of International Value in the Reorganization than you held in International Equity before the Reorganization. The aggregate net asset value of your shares after the Reorganization will be the same as before the Reorganization.

Q.	What are the tax consequences for shareholders?

A.	The Reorganization is structured as a tax-free transaction so that the completion of the Reorganization itself will not result in Federal income tax liability for shareholders of International Equity.

Q.	Who will manage the Surviving Fund after the Reorganization?

A.

Fund Asset Management, L.P. (“FAM”) serves as the investment adviser to International Value and Merrill Lynch Investment Managers, L.P., an affiliate of FAM, serves as the investment adviser to International Equity. FAM will also serve as the investment adviser for the Surviving Fund after the Reorganization. James A. Macmillan serves as portfolio manager for International Value. International Equity is managed by a team of investment professionals who participate in the team’s research process and stock selection. Ian Rowley and Nigel Waller are co-portfolio managers of International Equity. Mr. Macmillan is expected to be the portfolio manager for the Surviving Fund following the Reorganization.

Q.	What will the name of the Surviving Fund be after the Reorganization?

A.	If the Reorganization is approved by International Equity shareholders, the Surviving Fund’s name will be Merrill Lynch International Value Fund.

Q.	Why is my vote important?

A.

For a quorum to be present at the Shareholders’ Meeting, one third of the outstanding shares of International Equity entitled to vote at the Meeting must be represented either in person or by proxy. Approval of the Reorganization requires the affirmative vote of shareholders representing a majority of the outstanding shares of International Equity entitled to vote, with all shares voting together as a single class. The Board of Trustees of International Equity urges every shareholder to vote. Please read all proxy materials thoroughly before casting your vote.

Q.	How can I vote?

A.

You may vote by signing and returning your proxy card in the enclosed postage-paid envelope. If you have been provided with the opportunity on your proxy card or voting instruction form to provide voting instructions via telephone or the Internet, please take advantage of these voting options. You may also vote in person at the Shareholders’ Meeting. If you submitted a proxy by mail, by telephone or on the Internet, you may withdraw it at the Meeting and then vote in person at the Meeting or you may submit a superseding proxy by mail, by telephone or on the Internet.

Q.	Has International Equity retained a proxy solicitation firm?

A.

Yes. International Equity has hired Georgeson Shareholder to assist in the solicitation of proxies for the Meeting. While International Equity expects most proxies to be returned by mail, International Equity may also solicit proxies by telephone, fax, telegraph or personal interview.

Q.	What if there are not enough votes to reach a quorum by the scheduled meeting date?

A.

In order to ensure that we receive enough votes, we may need to take further action. We or our proxy solicitation firm may contact you by mail or telephone. Therefore, we encourage shareholders to vote as soon as they review the enclosed proxy materials to avoid additional mailings or telephone calls. If enough shares are not represented at the Shareholders’ Meeting for the necessary quorum or the necessary quorum is present but there are not sufficient votes to act upon the proposal by the time of the Shareholders’ Meeting on July 28, 2004, the Meeting may be adjourned to permit further solicitation of proxy votes.

Q.	What is the Board’s recommendation?

A.	The Board of Trustees of International Equity believes the Reorganization is in the best interests of the Fund and its shareholders. It encourages shareholders to vote FOR the Reorganization.